                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            PAYLESS SHOESOURCE, INC.
                            ------------------------
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                       43-1813160
           ---------                                      ----------
   (State of Incorporation)                 (I.R.S. Employer Identification No.)


  3231 S.E. 6th Avenue, Topeka, Kansas                    66607-2207
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                  (Zip Code)


        PAYLESS SHOESOURCE, INC. DEFERRED COMPENSATION 401(K) MIRROR PLAN
        -----------------------------------------------------------------
                              (Full Title of Plan)

                                William J. Rainey
              Senior Vice President, Secretary and General Counsel
                            PAYLESS SHOESOURCE, INC.
                              3231 S.E. 6th Avenue
                            Topeka, Kansas 66607-2207
                                 (785) 233-5171
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     Title Of Each Class Of           Amount To Be            Proposed Maximum             Proposed Maximum           Amount Of
  Securities To Be Registered          Registered         Offering Price Per Unit      Aggregate Offering Price    Registration Fee
------------------------------     ---------------       -------------------------    --------------------------    ----------------
Deferred Compensation              $15,000,000           100%                         $15,000,000                   $3,750.00
Payment Obligations (1)

Stock Units (1)(2)

Common Stock
(par value $0.01)(2)
====================================================================================================================================


(1) Obligations under the Plan are unsecured obligations of the Registrant to pay deferred compensation in accordance with the terms of the Plan.

(2) Includes such number of stock units as may be issued under the Plan. Upon payment, stock units will be converted into and paid out as shares of Common Stock of the Registrant.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.


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                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* The information required by Items 1 and 2 of part 1 of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.


                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         (a) The Annual Report of Payless ShoeSource, Inc. (the "Company " or "Registrant") on Form 10-K (Commission File No. 1-14770) for the Fiscal Year ended February 2, 2001.

         (b) The Quarterly Report of Payless ShoeSource, Inc., on From 10-Q for the Quarter ended April 5, 2001 (Commission File No 1-14770).

         (c) All other reports filed by Payless ShoeSource, Inc. pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since February 2, 2001.

         (d) The description of the Registrant's Common Stock and related Rights contained under the captions "New Payless Capital Stock" and "Possible Anti-takeover Effect of Certain Provisions of the New Payless Charter, the New Payless Bylaws and the DGCL" at pages 13-17 of the Registrant's Registration Statement on Form S-4 (File No. 333-50577).

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and amended, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Payless ShoeSource, Inc. Deferred Compensation 401(K) Mirror Plan (the "Plan") provides certain eligible employees ("Participants") of the Company with an opportunity to defer a portion of their compensation. The obligations of the Company under the Plan (the "Obligations") will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan. The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Although the benefits under the Plan will be paid from the general assets of the Company, the Company has established a "rabbi trust" to assist with benefit payments


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under certain circumstances. Amounts held under the rabbi trust may only be used to pay benefits under the Plan or to satisfy the claims of the Company's general creditors.

The amount of compensation to be deferred by each participant in the Plan will be based on elections by the participant in accordance with the terms of the Plan, and the Obligations under the plan will generally become due on retirement, death, other termination of employment or on such other date as the participant elects or requests in accordance with the terms of the Plan. In addition, upon a determination by the Committee that a Participant has suffered an unforeseeable financial hardship, the Committee may direct the Company to pay such Participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the Participant's deferral account. Under certain circumstances, such as (i) a Change in Control (as defined in the Plan) or (ii) if the Committee administering the Plan determines acceleration of payment is in the best interests of the Participant because the Participant's benefits under the Plan have become taxable prior to receipt, payment can be accelerated.

The Obligations will be indexed to one or more investment alternatives selected by the participant from a range of such alternatives including a stock fund consisting primarily of the Company's Common Stock (the "PSS Stock Fund"). The amount of the Obligations payable to each participant under the Plan will increase or decrease based on the investment returns of the chosen investment alternatives. However, the PSS Stock Fund will be paid in shares of the Company's common stock par value $0.01 (the "Common Stock"), except for any fractional shares which will be paid in cash. Participant deferrals under the Plan will become the Company's general assets, and, as a result, Participants will have no ownership interest in any of the deferred compensation or the investment alternatives. The Company may, but is not obligated to, invest the deferred compensation in one or more of the investment alternatives. Obligations under the Plan will be denominated and payable in United States dollars unless a participant has elected to participate in the PSS Stock Fund in which case the balances in that account will be settled in shares of Common Stock and any fractional shares will be paid in cash. The rabbi trust may (i) purchase shares of Common Stock in the open market, (ii) shares may be issued by the Company out of treasury or (iii) the Company may issue shares out of authorized but unissued shares.

A Participant in the Plan may not sell, assign, transfer, pledge or otherwise encumber any amounts credited to his or her account under the Plan. Each Participant may designate a beneficiary to receive benefits under the Plan upon the Participant's death. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce any amounts already credited to a Participant's account under the Plan. If any amount of the Obligations that would otherwise be paid to a Participant would be non-deductible to the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, then the Company may defer all or any portion of the payment under the Plan.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     William J. Rainey, Senior Vice President, General Counsel and Secretary of the Registrant, has given an opinion to the Registrant opining as to the validity of the securities being issued pursuant to the Plan. Mr. Rainey is eligible to participate in the Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Registrant's Restated Certificate of Incorporation (the "Charter") provides that it will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Registrant) by reason of the fact that such person is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by Registrant in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Registrant.


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     The Charter further states that the right to indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, and personal representatives of such a person.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     As permitted by Section 102(b) (7) of the DGCL, the Charter provides that no director of Registrant will be liable to Registrant or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Registrant or its shareowners; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.

     Registrant has entered into indemnification agreements with each director and certain executive officers of Registrant. Generally, each indemnification agreement provides, among other things, (i) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines, penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the DGCL; (ii) for advancement of expenses to the indemnitee in connection with the indemnitee's defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, Registrant shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (iii) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of Registrant which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy Registrant's indemnification obligations under the agreement; and (iv) that no legal action be brought and no cause of action be asserted by or on behalf of Registrant against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of Registrant. In addition, Registrant has purchased a directors and officers liability insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.


ITEM 8. EXHIBITS.

         3.1 Amended and Restated Certificate of Incorporation of Registrant (Incorporated by reference from the Registrant's Current Report on Form 8-K (Commission File Number 1-14770) dated June 1, 1998.)

         3.2 Amended and Restated Bylaws of Registrant (Incorporated by reference from the Registrant's Form 10-K (Commission File Number 1-14770) for the fiscal year ended January 30, 1999.)

         4 Registrant's Stockholder Rights Protection Agreement (Incorporated herein by reference from the Registrant's Current Report on Form 8-K (Commission File Number 1-14770) dated June 1, 1998).


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         5 Opinion of Counsel as to legality of the securities being registered hereby.*

         23.1 Consent of Arthur Andersen LLP.*

         23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 of this Registration Statement).*

         99 Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan, Effective October 1, 2000 (incorporated by reference from the Registrant's Form 10-K (Commission File Number 1-14770) for the fiscal year ended February 3, 2001.

*  Filed Herewith

 ITEM 9. UNDERTAKINGS.

    (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs 1.(a)(i) and 1.(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 16th day of August, 2001.

                                  PAYLESS SHOESOURCE, INC.

                                  By:     /s/ Ullrich E. Porzig
                                     -----------------------------------
                                  Name:   Ullrich E. Porzig
                                  Title:  Senior Vice President,
                                          Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



By:      /s/ Steven J. Douglass                            Date: August 16, 2001
   ---------------------------------
         Steven J. Douglass
         Chairman, Chief Executive Officer and Director
         (Principal Executive Officer)


By:      /s/ Ullrich E. Porzig                             Date: August 16, 2001
   ---------------------------------
         Ullrich E. Porzig
         Senior Vice President, Chief Financial
         Officer and Treasurer
         (Principal Financial and Accounting
         Officer)


By:      /s/ Ken C. Hicks                                  Date: August 16, 2001
   -----------------------------------------
         Ken C. Hicks
         President and Director


By:      /s/ Daniel Boggan Jr.                             Date: August 16, 2001
   ---------------------------------
         Daniel Boggan Jr.
         Director


By:      /s/ Howard R. Fricke                              Date: August 16, 2001
   ---------------------------------
         Howard R. Fricke
         Director


By:      /s/ Mylle B. Mangum                               Date: August 16, 2001
   ---------------------------------
         Mylle B. Mangum
         Director


By:      /s/ Michael E. Murphy                             Date: August 16, 2001
   ---------------------------------
         Michael E. Murphy
         Director


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By:      /s/ Robert L. Stark                               Date: August 16, 2001
   ---------------------------------
         Robert L. Stark
         Director

By:      /s/ Irwin Zazulia                                 Date: August 16, 2001
   ---------------------------------
         Irwin Zazulia
         Director

                                  EXHIBIT INDEX



3.1 Amended and Restated Certificate of Incorporation of Registrant (Incorporated by reference from the Registrant's Current Report on Form 8-K (Commission File Number 1-14770) dated June 1, 1998.)

3.2 Amended and Restated Bylaws of Registrant (Incorporated by reference from the Registrant's Form 10-K (Commission File Number 1-14770) for the fiscal year ended January 30, 1999.)

4 Registrant's Stockholder Rights Protection Agreement (Incorporated herein by reference from the Registrant's Current Report on Form 8-K (Commission File Number 1-14770) dated June 1, 1998).

5 Opinion of Counsel as to legality of the securities being registered hereby.*

23.1 Consent of Arthur Andersen LLP.*

23.2 Consent of Counsel (included in the opinion filed as Exhibit 5 of this Registration Statement).*

99 Payless ShoeSource, Inc. Deferred Compensation 401(k) Mirror Plan, Effective October 1, 2000 (incorporated by reference from the Registrant's Form 10-K (Commission File Number 1-14770) for the fiscal year ended February 3, 2001.



*  Filed Herewith